Exhibit 99.1

September 28, 2010

Conflicts Committee of the Board of Directors of

Inergy Holdings GP, LLC

Two Brush Creek Boulevard, Suite 200

Kansas City, MO 64112

Re:	Amendment No. 1 to Registration Statement on Form S-4 of Inergy, L.P. (“Inergy”), filed September 28, 2010 (the “Registration Statement”)

Dear Members of the Committee:

Reference is made to our opinion letter, dated August 7, 2010, with respect to the fairness from a financial point of view to the holders of the common units representing limited partner interests (the “Common Units”) of Inergy Holdings, L.P. (“Holdings”), other than the Common Units held by Inergy Holdings GP, LLC (“Holdings GP”) and its affiliates, officers and directors, of the consideration to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of August 7, 2010, by and among Inergy, Inergy GP, LLC, NRGP Limited Partner, LLC, Holdings, Holdings GP, and NRGP MS, LLC (the “Merger Agreement”) and our opinion letter, dated September 22, 2010, with respect to the fairness from a financial point of view to the holders of the Common Units of Holdings, other than the Common Units held by Holdings GP and its affiliates, officers and directors, of the consideration to be received by such holders pursuant to the First Amended and Restated Agreement and Plan of Merger, dated as of September 3, 2010, by and among Inergy, Inergy GP, LLC, NRGP Limited Partner, LLC, Holdings, Holdings GP, and NRGP MS, LLC (the “Restated Merger Agreement”).

The foregoing opinion letters were provided for the information and assistance of the Conflicts Committee of the Board of Directors of Holdings GP (the “Conflicts Committee”) in connection with its consideration of the transaction contemplated in the Merger Agreement and the Restated Merger Agreement, as applicable, and are not to be used, circulated, quoted or otherwise referred to for any other purpose, nor are they to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Holdings has determined to include our opinions in the above referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinions under the captions “Summary—Opinion of the Holdings Conflicts Committee’s Financial Advisor,” “Summary—Interests of Certain Persons in the Merger,” “Risk Factors—Risks Related to the Merger and Related Matters,” “Special Factors—Background of the Merger,” “Special Factors—Recommendation of the Holdings Conflicts Committee and the Holdings Board and Reasons for the Merger,” “Special Factors—Unaudited Financial Projections of Inergy and Holdings,” “Special Factors—Opinion of Tudor, Pickering, Holt & Co. Securities, Inc.—Financial Advisor to the Holdings Conflicts Committee,” “Interests of Certain Persons in the Merger—Interests of the Executive Officers and Directors in the Merger” and to the inclusion of the foregoing opinions as annexes to the proxy statement/prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinions are not to be used, circulated, quoted or otherwise referred to for any other purpose, nor are they to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned version of the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, TUDOR, PICKERING, HOLT & CO. SECURITIES, INC.

By:	/s/ Alexandra Pruner
	Name:	Alexandra Pruner
	Title:	CFO